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                                                                  EXHIBIT 10.52


                                 EMPLOYMENT AGREEMENT

                                    BY AND BETWEEN

                              CORVAS INTERNATIONAL, INC.

                                         AND

                                   RANDALL E. WOODS


                                 DATED:  MAY 10, 1996

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                                  TABLE OF CONTENTS

                                                                           PAGE

1.     EMPLOYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.     LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION . . . . . . . .   2

3.     COMPENSATION OF EXECUTIVE . . . . . . . . . . . . . . . . . . . . .   2

4.     RELOCATION ASSISTANCE . . . . . . . . . . . . . . . . . . . . . . .   3

5.     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

6.     DEATH OR DISABILITY DURING TERM OF EMPLOYMENT . . . . . . . . . . .   6

7.     CHANGE IN CONTROL . . . . . . . . . . . . . . . . . . . . . . . . .   7

8.     CONFIDENTIAL INFORMATION; EXECUTIVE'S DUTIES UPON TERMINATION . . .   7

9.     ASSIGNMENT AND BINDING EFFECT . . . . . . . . . . . . . . . . . . .   8

10.    NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

11.    CHOICE OF LAW . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

12.    INTEGRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

13.    AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

14.    WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

15.    SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

16.    INTERPRETATION; CONSTRUCTION. . . . . . . . . . . . . . . . . . . .  10

17.    REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . .  10

18.    COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                 EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of May 10, 1996, by and between CORVAS INTERNATIONAL, INC., a Delaware corporation (The "Company"), and RANDALL E. WOODS, ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

                                       RECITALS

    A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

    B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

                                      AGREEMENT

    In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.  EMPLOYMENT.
    1.1 The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of the date first set forth above ("Hire Date").

    1.2 Executive shall be the President and Chief Executive Officer of the Company and shall serve in such other capacity or capacities appropriate for a person serving in the position of President and Chief Executive Officer, as the Company's Board of Directors ("Board") may from time to time prescribe.

    1.3 The Company shall use its best efforts to elect Executive to the Board for so long as Executive holds the position of Chief Executive Officer. If so elected, Executive agrees to serve as a director of the Company.

                                          1.

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    1.4  Executive shall exercise such authority over all of the Company's operations, employees and business of the Company as is customarily exercised by a President and Chief Executive Officer, provided, however, that at all times during his employment Executive shall be subject to the overall direction and policies from time to time established by the Board.


    1.5 Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located at 3030 Science Park Road, San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

2.  LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

    2.1 During his employment by the Company, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

    2.2 During the term of this Agreement, Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing medical products which are in the same field of use or which otherwise compete with the products or proposed products of the Company.

    2.2.1 Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3.  COMPENSATION OF EXECUTIVE

    3.1 While employed by the Company, the Company shall pay Executive a salary (the "Base Salary") of Three Hundred Thousand Dollars ($300,000) per year, payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

    3.2 Executive's compensation may be changed from time to time by mutual agreement of Executive and the Board.

                                          2.

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    3.3  Executive's performance shall be reviewed by the Board on a periodic basis (but not less than once in each fiscal year during the term of this Agreement). As part of such review, the Board, at its sole discretion, shall consider appropriate adjustments to Executive's base salary, grant of stock options and the potential for performance based bonuses. The Company agrees that Executive and Board shall schedule Executive's first performance review by January 1, 1997.

    3.4 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

    3.5 Executive shall, in accordance with Company policy, be eligible to participate in the benefits described in The Employee Benefits Summary, attached as Exhibit A. With respect to vacation benefits, the Company agrees that you will receive three weeks of vacation upon the Hire Date.

    3.6 The Parties intend and agree that Executive will be granted options to purchase capital stock of the Company. The number of options to be granted has been determined by the Parties and shall be set forth in a separate stock option agreement, attached as Exhibit B. As of the Hire Date, the Company agrees to grant executive three hundred twenty-five thousand (325,000) shares of the Company's Common Stock under the Company's Stock Option Plan (Exhibit C). The exercise price per share of this option shall be equal to one hundred percent (100%) of the fair market value of the Company's common stock as determined under the Stock Option Plan on the date of grant. Each option shall vest as to one-fourth (1/4th) of the shares subject to the option following twelve (12) continuous months of service with the Company beginning on the date of the grant, and as to an additional six and one-quarter percent (6.25%) of the shares subject to the option for each subsequent quarter of completed service. The option shall have a term of ten (10) years.

4.  RELOCATION ASSISTANCE.

    4.1 The Company will provide Executive with the following payments and reimbursements ("Relocation Benefits") to facilitate a smooth relocation for Executive and his family:

    4.1.1 Reimbursement of reasonable and customary selling costs for Executive's Maryland residence, if sold within one year of the Hire Date;

                                          3.

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    4.1.2 Reimbursement for reasonable and customary closing costs, including up to two (2) points on Executive's residential loan if necessary as a cost of closing, on the purchase of a residence in the San Diego area within twelve (12) months of the Hire Date;

    4.1.3 Cost of reasonable temporary living accommodations for up to one hundred eighty (180) days prior to Executive's household move into a permanent San Diego residence, provided that the Company will arrange for suitable accommodations;

    4.1.4 Cost of a reasonable number of house-hunting trips for Executive and his spouse, and one house-hunting trip including Executive's spouse and children;.

    4.1.5 Cost of Executive's airfare for a reasonable number of trips between Maryland and San Diego prior to Executive's relocation, with the expectation that such trips will be coordinated with Company business travel when possible;

    4.1.6 Reimbursement for reasonable household moving costs and one-way airfare for Executive and his family from Maryland to San Diego.

    4.1.7 Reimbursement for potential income tax on non-tax deductible relocation expenses which have been reimbursed by the Company. Such reimbursement shall be provided on a one-time basis by the Company upon receipt and review of the tax return for the year of the relocation.

    4.2 If Executive terminates his employment with the Company voluntarily prior to one year of service, or if the Company terminates Executive's employment, within one year of the Hire Date, for "cause" as described in section 5 below, then Executive agrees to repay the gross amount of Relocation Benefits described in subsections 4.1.1 and 4.1.2 above. Executive hereby authorizes the Company to deduct such repayments from his final paycheck, including vacation pay or other wages owed Executive.

    5.   TERMINATION.

    5.1 The Company may terminate Executive's employment under this Agreement "for cause" by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. If Executive's employment under this Agreement is terminated by the Company for cause under this section, Executive shall be entitled to receive only accrued Base Salary and other accrued benefits required by law, prorated to the date of termination. Grounds for the Company to terminate this Agreement "for cause" shall be limited to the occurrence of any of the following events:

    5.1.1 If Executive is in material breach of any provision of this Agreement;

                                          4.

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    5.1.2 Executive's engaging or in any manner participating in any activity which is competitive with or intentionally injurious to the Company or which violates any provision of Section 8 of this Agreement;

    5.1.3 Executive's commission or any fraud against the Company or use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated; or

    5.1.4 Executive's conviction of any crime involving moral turpitude.
Any notice of termination given pursuant to this Section 5.1 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 9 below.

    5.2 The Company may terminate Executive's employment under this Agreement "without cause" at any time on the following conditions:

    5.2.1 At any time, the Company may terminate the Executive's employment without cause upon delivery of written notice to the Executive. Such notice shall specify the effective date of termination. If such termination under this section 5.2.1, occurs within one year of the Hire Date, Executive shall be entitled to continuation of Base Salary as well as all benefits for a period of one year from the date of termination and stock option vesting accelerated if necessary, such that Executive shall receive one-fourth (1/4th) of the shares subject to the option grant under Section 3.6. In the event that such termination occurs after the first year of employment, Executive shall be entitled to continuation of Base Salary as well as all benefits and stock option vesting for a period of one hundred eighty (180) days from said date of termination. Base Salary continuation under this Section shall be at the rate set forth in Section 3.1 or, as the case may be, at the rate of Executive's then current Base Salary in effect as of the date of termination.

    Any notice of termination given pursuant to this Section 5.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed deliverable as provided in Section 9 below.

    5.3 The parties may mutually agree at any time to terminate this Agreement upon such terms and conditions as may be agreed upon in writing.

    5.4 This Agreement shall terminate without notice upon the date of Executive's death or the date when Executive becomes "completely disabled" as that term is defined in Section 6.2.

                                          5.

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    5.5  The Executive may elect to terminate his employment under this
Agreement "for cause" by delivery of written notice to the Company specifying the cause or causes relied upon for such termination. If Executive reasonably terminates his employment "for cause" under this Section 5, he shall be entitled to receive the same salary and benefits specified in Section 5.2.1 as if the Company had terminated Executive under this Agreement "without cause." Grounds for the Executive to terminate his employment under this Agreement "for cause" shall be limited to the occurrence of any of the following events:

    5.5.1 If the Company is in material breach of any provision of this Agreement;

    5.5.2 If the Company asks the Executive to perform any act which is illegal, including commission of any crime involving moral turpitude.

6.  DEATH OR DISABILITY DURING TERM OF EMPLOYMENT.

    6.1 Upon termination of Executive's employment pursuant to Section 5.4, Executive or his estate or personal representative, as the case may be, shall be entitled to receive Executive's Base Salary and benefits for a period of three
(3) months following the date of death or the date when Executive becomes completely disabled.

    6.2 The term "completely disabled" as used in this Agreement shall mean the inability of Executive to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board of Directors of the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board of Directors of the Company and approved by the Executive, which approval shall not be unreasonably withheld, determines to have incapacitated Executive from satisfactorily performing any or all essential functions of his position for the Company during the foreseeable future. Based upon such medical advice or opinion, the determination of the Board of Directors of the Company shall be final and binding and the date such determination is made shall be the date of such complete disability for purposes of this Agreement.

                                          6.

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7.  CHANGE IN CONTROL.

    7.1 A change in control of the Company shall be deemed to have occurred if the Company is a participant in a merger or consolidation in which the Company is not survived as an independent company ("Change in Control"). If within three hundred and sixty-five (365) days ("first year") of the Executive's Hire Date, a Change of Control occurs, and the Executive's employment with the new company is terminated by the new company for any reason whatsoever other than for cause as specified in Section 5.1 of this Agreement, Executive shall be entitled to the following: (i) continuation of base salary as well as all benefits for a period of three hundred sixty-five (365) days from said date of termination, with such base salary continuation to be at the rate set forth in
Section 3.1 or, as the case may be, at the rate of Executive's then current base salary in effect as of the date of termination; and (ii) accelerated vesting of options granted to the executive as set forth in section 3.6 such that Executive's options shall be vested as to one-half (1/2) of the shares subject to the option. If a change in control of the Company occurs after Executive's first year of employment, and the Executive's employment with the new company is terminated by the new company for any reason whatsoever other than for cause as specified in Section 5.1 of this Agreement, Executive shall be subject to the provisions of Section 5.2.1.

8.  CONFIDENTIAL INFORMATION; EXECUTIVE'S DUTIES UPON TERMINATION.

    8.1 Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipments, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. As a condition of this Agreement, Executive will sign and return a copy of the Company's "Employment Agreement," attached as Exhibit D.

                                          7.

9.  ASSIGNMENT AND BINDING EFFECT.

    9.1 This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

10  NOTICES.

    10.1 All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

    10.1.1    If to the Company:

              David S. Kabakoff, Ph.D.
              Chairman, Board of Directors
              Corvas International, Inc.
              3030 Science Park Road
              San Diego, California

    10.1.2    If to Executive:

              Randall E. Woods
              10314 Cutters Lane
              Potomac, MD  20854

    Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

11. Choice of Law.

    11.1 This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

                                          8.

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12. INTEGRATION.

    12.1 This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties, including but not limited to the letter to Executive dated April 29, 1996.

13. AMENDMENT.

    13.1 This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.


14. WAIVER.

    14.1 No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15. SEVERABILITY.

    15.1 The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

16. INTERPRETATION; CONSTRUCTION.

    16.1 The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the

                                          9.

normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17. REPRESENTATIONS AND WARRANTIES.

    17.1 Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

18. COUNTERPARTS.

    18.1 This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

                                          10.

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    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                   The Company:

                   CORVAS INTERNATIONAL, INC.
                   a Delaware Corporation


                   By:    /s/ DAVID S. KABAKOFF
                        ----------------------------------
                   David S. Kabakoff, Ph.D.
                   Chairman, Board of Directors

                   Date:  May 10, 1996


                   EXECUTIVE:


                   /s/ RANDALL E. WOODS
                   ----------------------------------------
                   Randall E. Woods

                   Date:  May 10, 1996


Exhibit A:  Employee Benefits Summary
Exhibit B:  Incentive Stock Option Agreement
Exhibit C: 1991 Incentive and Compensation Plan of Corvas International, Inc. Exhibit D: Employment Agreement

                                          11.

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                                       EXHIBIT A


                             [CORVAS INTERNATIONAL LOGO]

                              EMPLOYEE BENEFITS SUMMARY
                                        (1/96)
HEALTH INSURANCE

Eligible employees and their dependents may participate in our group medical, dental and vision plans. Full-time employees may enroll for individual or individual plus dependent coverage on the date of hire.

To assist you with the cost of this insurance, the company pays a significant portion of the premium. Employees earning less than $50,000 annually are responsible for paying $10 for individual coverage, plus $15 for one dependent or $30 for two or more dependents per month. Those earning $50,000 or more annually are responsible for paying $15 for individual coverage, plus $25 for one dependent or $45 for two or more dependents per month.

MEDICAL PLAN

The medical plan is provided through Blue Cross of California. You have 3 options for obtaining services:

              - The standard indemnity plan allows you to use the physician of your choice. Calendar year deductibles are $150 per person to a maximum of $300 per family. Most expenses are 80% covered by the plan.

              - Prudent Buyer is a preferred provider network. When you obtain services from a network provider you pay a $10 copayment. There are no calendar year deductibles. Most expenses are 90% covered by the plan.

              - CaliforniaCare HMO emphasizes preventative care and has no deductibles or claim forms. Most benefits are covered at 100% after a $5 copayment. You must select a primary care physician and are typically referred to other providers in the CaliforniaCare network.

Each of these medical service options includes a prescription drug benefit available through network pharmacies. A $5 co-payment applies to brand or generic drugs. Brand names must be requested in lieu of generic.

DENTAL PLAN

You have 2 options with respect to dental benefits:

The first option is a traditional dental insurance plan through Prudential Insurance of America. This plan allows you to select the dentist of your choice. Preventative dental procedures are 100% covered. Basic care services are covered at 90%. Major care treatment is covered at 60% or 90%, depending on treatment. Basic and major care coverages are subject to an annual deductible of $50 and $150 for individual and family expenses respectively. The plan includes an orthodontic benefit. Employees enrolled in the traditional plan can access care through the Prudential Dental Organization for discounted services.

The second option is the Prudential DMO (Dental Maintenance Organization). This plan has no deductibles or annual benefit maximums. Most routine expenses are covered at 100%; others are 80% covered. You must go to a network dentist to receive these benefits. This plan also includes an orthodontic benefit.

VISION PLAN

The company also provides a vision plan for you and your eligible dependents. After a calendar year deductible of $20 per individual, and annual eye exam is covered at 100%. Frames are covered at 100% every 24 months. Lenses and contacts are 100% covered every 12 months. Vision benefits are subject to an annual maximum of $500 per covered individual.

SECTION 125 PLAN

This plan allows employees to reduce their income tax liability by paying for benefit premium contributions, deductibles, dependent care and planned annual health expenses with pretax dollars.

LIFE INSURANCE

The Company provides term life insurance equal to 1x annual salary for each full-time employee. This coverage also includes an Accidental Death and Dismemberment feature at no cost to the employee. These coverages are effective the first of the month following date of hire. Full-time employees may elect to purchase additional term life insurance at attractive group rates through Prudential. This coverage is portable and can be purchased for spouses and children as well.

LONG TERM DISABILITY (LTD)

Company-paid LTD insurance is provided for all full-time employees the first day of the month following 90 days of employment. In the event you are disabled for more than 90 days, this plan will provide you with up to 60% of your pre-disability monthly earnings (to a maximum of $15,000 per month). You may also elect to "buy up" to a 70% benefit level.

EMPLOYEE STOCK PURCHASE PLAN

Our Employee Stock Purchase Plan enables employees to acquire Corvas common stock at a discounted price through payroll deduction. All regular employees who are employed on the Offering Date and work at least 20 hours per week are eligible if they customarily work for the company for at least five months out of the year.

401(k) PLAN

Our Company provides eligible employees with a 401(k) Compensation Deferral Savings Plan. This plan allows you to invest in a variety of funds on a pretax basis and is designed to help you save for your retirement.

VACATION

Full time employees receive 10 days paid vacation in their first year of employment. The vacation accrual rate increases each year thereafter to a maximum of 15 days in your fifth year of service.

PAID PERSONAL LEAVE

Our paid personal leave plan provides full-time employees with 6 paid personal leave days each year. Employees qualify for this plan immediately upon hire, when 4 days are advanced to the employee. Paid personal leave accrues at the rate of one-half day per month. Paid personal leave balances may be carried over from one year to the next, to a maximum of 15 days.

HOLIDAYS

Corvas will observe the following paid holidays in 1996:

    New Years                          Monday, January 1
    Memorial Day                       Monday, May 27

    Independence Day                   Thursday, July 4
    Labor Day                          Monday, September 2
    Thanksgiving                       Thursday, November 28
    Day after Thanksgiving             Friday, November 29
    Holiday Break                      Monday, December 23 through Friday,
                                       December 27

MENTAL HEALTH BENEFITS

The Employee Assistance Program (EAP) provides a confidential short term resource for family/individual counseling, financial counseling, drug/alcohol counseling, etc. It is available at no cost to all employees, their dependents, and anyone living in the employee's household. EAP services are available through the Health and Human Resources Center. Longer term care benefits are available through our PruPsych coverage.

THIS IS AN EMPLOYEE BENEFIT SUMMARY ONLY. YOU SHOULD REFER TO THE FORMAL BENEFIT PLAN DOCUMENTS FOR MORE COMPLETE INFORMATION ABOUT THESE BENEFITS. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE INFORMATION SUMMARIZED ABOVE AND THE FORMAL PLAN DOCUMENTS, THE PLAN DOCUMENTS WILL GOVERN.